SERVICES AGREEMENT

Date: July 30, 2009 **Place:** Sacramento, California

Parties: Sacramento City Unified School District, a political subdivision of the State of California, (hereinafter referred to as the "District"); and Disability Access Consultants, Inc., (hereinafter referred to as "Contractor").

Recitals:

A. The District is a public school district in the County of Sacramento, State of California, and has its administrative offices located at the Serna Center, 5735 47th Avenue, Sacramento, CA 95824.

B. The District desires to engage the services of the Contractor and to have said Contractor render services on the terms and conditions provided in this Agreement.

C. California Government Code Section 53060 authorizes a public school district to contract with and employ any persons to furnish to the District, services and advice in financial, economic, accounting, engineering, legal, or administrative matters if such persons are specially trained, experienced and competent to perform the required services, provided such contract is approved or ratified by the governing board of the school district. Said section further authorizes the District to pay from any available funds such compensation to such persons as it deems proper for the services rendered, as set forth in the contract.

D. The Contractor is specially trained, experienced and competent to perform the services required by the District, and such services are needed on a limited basis.

In consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE 1. SERVICES.

The Contractor hereby agrees to provide to the District the services as described below:

> Americans with Disabilities Act & Title 24 Compliance Services, per Contractor's proposal, dated May 7, 2009, attached and incorporated as Exhibit 1, and as amended for cost and term by Contractor's letter to James C. Dobson, Director II, Planning and Construction, dated May 26, 2009, 7:07 p.m., attached and incorporated as Exhibit 2.

ARTICLE 2. TERM.

This Agreement shall commence upon execution of contract, and continue through completion of services, unless sooner terminated, as set forth in Article 10 of this Agreement, provided all services under this Agreement are performed in a satisfactory manner. The determination of a satisfactory performance shall be in the sole judgment and discretion of the District. The term may be extended by mutual consent of the parties on the same terms and conditions by a mutually executed addendum.

ARTICLE 3. PAYMENT.

District agrees to pay Contractor for services satisfactorily rendered pursuant to this Agreement as follows:

Flat Rate: The total payment to Contractor, including travel and other expenses, shall not exceed Three Hundred Eighty Thousand Dollars ($380,000.00).

Payment shall be made within 30 days upon submission of periodic invoice(s) to the attention of James C. Dobson, Director II, Planning and Construction, Sacramento City Unified School District, P. O. Box 246870, Sacramento, California 95824-6870.

ARTICLE 4. EQUIPMENT AND FACILITIES.

District will provide Contractor with access to all needed records and materials during normal business hours upon reasonable notice. Contractor will provide all other necessary equipment and facilities to render the services pursuant to this Agreement.

ARTICLE 5. WORKS FOR HIRE/COPYRIGHT/TRADEMARK/PATENT

The Contractor understands and agrees that all matters specifically produced under this Agreement shall be works for hire and shall become the sole property of the District and cannot be used without the District's express written permission. The District shall have the right, title and interest in said matters, including the right to secure and maintain the copyright, trademark and/or patent of said matter in the name of the District. The Contractor consents to the use of the Contractor's name in conjunction with the sale, use, performance and distribution of the matters, for any purpose in any medium.

ARTICLE 6. INDEPENDENT CONTRACTOR.

The relationship between the parties under this Agreement shall be one of independent contractor. The Contractor and all of their employees shall not be employees or agents of the District and are not entitled to participate in any District pension plans, retirement, health and welfare programs, or any similar programs or benefits, as a result of this Agreement.

The Contractor and their employees or agents rendering services under this agreement shall not be employees of the District for federal or state tax purposes, or for any other purpose. The Contractor acknowledges and agrees that it is the sole responsibility of the Contractor to report as income its compensation from the District and to make the requisite tax filings and payments to the appropriate federal, state, and/or local tax authorities. No part of the Contractor's compensation shall be subject to withholding by the District for the payment of social security, unemployment, or disability insurance, or any other similar state or federal tax obligation.

The Contractor agrees to defend, indemnify and hold the District harmless from any and all claims, losses, liabilities, or damages arising from any contention by a third party that an employer-employee relationship exists by reason of this Agreement.

The District assumes no liability for workers' compensation or liability for loss, damage or injury to persons or property during or relating to the performance of services under this Agreement.

ARTICLE 7. FINGERPRINTING REQUIREMENTS.

Education Code Section 45125.1 states that if employees of any contractor providing school site administrative or similar services may have any contact with any pupils, those employees shall be fingerprinted by the Department of Justice (DOJ) before entering the school site to determine that they have not been convicted of a serious or violent felony. If the District determines that more than limited contact with students will occur during the performance of these services, Contractor will not perform services until all employees providing services have been fingerprinted by the DOJ and DOJ fingerprinting clearance certification has been provided to the District.

District has determined that services performed under this Agreement will result in limited contact with pupils. Contractor is required to comply with the conditions listed in Exhibit A, Contractor's Certification of Compliance. If the Contractor is unwilling to comply with these requirements, the Contractor's employees may not enter any school site until the Contractor provides the certification of fingerprinting clearance by the DOJ for employees providing services. These requirements apply to self-employed contractors.

ARTICLE 8. MUTUAL INDEMNIFICATION.

Each of the Parties shall defend, indemnify and hold harmless the other Party, its officers, agents and employees from any and all claims, liabilities and costs, for any damages, sickness, death, or injury to person(s) or property, including payment of reasonable attorney's fees, and including without limitation all consequential damages, from any cause whatsoever, arising directly or indirectly from or connected with the operations or services performed under this Agreement, caused in whole or in part by the negligent or intentional acts or omissions of the Parties or its agents, employees or subcontractors.

It is the intention of the Parties, where fault is determined to have been contributory, principles of comparative fault will be followed and each Party shall bear the proportionate cost of any damage attributable to fault of that Party. It is further understood and agreed that such indemnification will survive the termination of this Agreement.

ARTICLE 9. INSURANCE.

Prior to commencement of services and during the life of this Agreement, Contractor shall provide the District with a copy of its policy evidencing its comprehensive general liability insurance coverage in a sum not less than $1,000,000 per occurrence. Contractor will also provide a written endorsement to such policy naming District as an additional insured, and such endorsement shall also state "Such insurance as is afforded by this policy shall be primary, and any insurance carried by District shall be excess and noncontributory." If insurance is not kept in force during the entire term of the Agreement, District may procure the necessary insurance and pay the premium therefore, and the premium shall be paid by the Contractor to the District.

ARTICLE 10. TERMINATION.

The District may terminate this Agreement without cause upon giving the Contractor thirty days written notice. Notice shall be deemed given when received by Contractor, or no later than three days after the day of mailing, whichever is sooner.

The District may terminate this Agreement with cause upon written notice of intention to terminate for cause. A Termination for Cause shall include: (a) material violation of this Agreement by the Contractor; (b) any act by the Contractor exposing the District to liability to others for personal injury or property damage; or (c) the Contractor is adjudged a bankrupt; Contractor makes a general assignment for the benefit of creditors, or a receiver is appointed on account of the Contractor's insolvency.

Ten (10) calendar days after service of such notice, the condition or violation shall cease, or satisfactory arrangements for the correction thereof be made, or this Agreement shall cease and terminate. In the event of such termination, the District may secure the required services from another contractor. If the cost to the District exceeds the cost of providing the service pursuant to this Agreement, the excess cost shall be charged to and collected from the Contractor. The foregoing provisions are in addition to and not a limitation of any other rights or remedies available to the District. Written notice by the District shall be deemed given when received by the other party or no later than three days after the day of mailing, whichever is sooner.

ARTICLE 11. ASSIGNMENT.

This Agreement is for personal services to be performed by the Contractor. Neither this Agreement nor any duties or obligations to be performed under this Agreement shall be assigned without the prior written consent of the District, which shall not be unreasonably withheld. In the event of an assignment to which the District has consented, the assignee or his/her or its legal representative shall agree in writing with the District to personally assume, perform, and be bound by the covenants, obligations, and agreements contained in this Agreement.

ARTICLE 12. NOTICES.

Any notices, requests, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or on the day after dispatching by Federal Express or another overnight delivery service, and properly addressed as follows:

District:
Sacramento City Unified School District
PO Box 246870
Sacramento CA 95824-6870
Attn: James C. Dobson, Director II, Planning and Construction

Contractor:
Barbara Thorpe, President
Disability Access Consultants, Inc.
311 Otterson Drive #10
Chico CA 95928

ARTICLE 13. ENTIRE AGREEMENT.

This Agreement contains the entire agreement between the parties and supersedes all prior understanding between them with respect to the subject matter of this Agreement. There are no promises, terms, conditions or obligations, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations under this Agreement be waived, except by written instrument signed by the party to be otherwise expressly permitted in this Agreement.

ARTICLE 14. CONFLICT OF INTEREST.

The Contractor shall abide by and be subject to all applicable District policies, regulations, statutes or other laws regarding conflict of interest. Contractor shall not hire any officer or employee of the District to perform any service covered by this Agreement. If the work is to be performed in connection with a Federal contract or grant, Contractor shall not hire any employee of the United States government to perform any service covered by this Agreement.

Contractor affirms to the best of their knowledge, there exists no actual or potential conflict of interest between Contractor's family, business or financial interest and the services provided under this Agreement. In the event of a change in either private interest or services under this Agreement, any question regarding possible conflict of interest which may arise as a result of such change will be brought to the District's attention in writing.

ARTICLE 15. NONDISCRIMINATION.

It is the policy of the District that in connection with all services performed under contract, there will be no discrimination against any prospective or active employee engaged in the work because of race, color, ancestry, national origin, handicap, religious creed, sex, age or marital status. Contractor agrees to comply with applicable federal and California laws including, but not limited to, the California Fair Employment and Housing Act.

ARTICLE 16. ATTORNEY'S FEES.

In the event of any action or proceeding brought by one party against the other party under this Agreement, the prevailing party shall be entitled to recover its attorney's fees and reasonable costs in such action or proceeding in such an amount as the court may judge reasonable.

ARTICLE 17. SEVERABILITY.

Should any term or provision of this Agreement be determined to be illegal or in conflict with any law of the State of California, the validity of the remaining portions or provisions shall not be affected thereby. Each term or provision of this Agreement shall be valid and be enforced as written to the full extent permitted by law.

ARTICLE 18. RULES AND REGULATIONS.

All rules and regulations of the District's Board of Education and all federal, state and local laws, ordinance and regulations are to be strictly observed by the Contractor pursuant to this Agreement. Any rule, regulation or law required to be contained in this Agreement shall be deemed to be incorporated herein.

ARTICLE 19. CALIFORNIA LAW.

This Agreement shall be construed in accordance with and governed by the laws and decisions of the State of California.

ARTICLE 20. RATIFICATION BY BOARD OF EDUCATION.

Pursuant to the provisions of Education Code section 39656, SCUSD Board Regulation BP-3312 and SCUSD Board Resolution 2527, this Agreement is not enforceable and is invalid unless and until it is approved and/or ratified by the governing board of the Sacramento City Unified School District, as evidenced by a motion of said board duly passed and adopted.

Executed at Sacramento, California, on the day and year first above written.

SACRAMENTO CITY UNIFIED SCHOOL DISTRICT

By: [signature]
Thomas S. Barentson
Deputy Superintendent/CFO

8/11/09
Date

DISABILITY ACCESS CONSULTANTS, INC

By: Barbara Thorpe
Signature

BARBARA THORPE, PRESIDENT
Print Name/Title

Date

EXHIBIT A

CONTRACTOR CERTIFICATION of COMPLIANCE

Fingerprinting: Education Code section 45125.1 provides that any contractor providing school site administrative or similar services to a school district must certify that employees who may come into contact with pupils have not been convicted of a serious or violent felony as defined by law. Those employees must be fingerprinted and the Department of Justice (DOJ) must report to the Contractor if they have been convicted of such felonies. No person convicted may be assigned to work under the contract. Depending on the totality of circumstances including (1) the length of time the employees will be on school grounds, (2) whether pupils will be in proximity of the site where the employees will be working and (3) whether the contractors will be working alone or with others, the District may determine that the employees will have only limited contact with pupils and neither fingerprinting nor certification is required.

The District has determined that section 45125.1 is applicable to this Agreement, and that the employees assigned to work at a school site under this Agreement will have only limited contact with pupils, provided the following conditions are met at all times:

1. Employees shall not come into contact with pupils or work in the proximity of pupils at any time except under the direct supervision of school district employees.
2. Employees shall use only restroom facilities reserved for District employees and shall not use student restrooms at any time.
3. Contractor will inform all employees who perform work at any school or District site of these conditions and require its employees, as a condition of employment, to adhere to them.
4. Contractor will immediately report to District any apparent violation of these conditions.
5. Contractor shall assume responsibility for enforcement of these conditions at all times during the term of this Agreement.

If, for any reason, the Contractor cannot adhere to the conditions stated above, the Contractor shall immediately so inform the District and shall assign only employees who have been fingerprinted and cleared for employment by the Department of Justice. In that case, the Contractor shall provide to the District the names of all employees assigned to perform work under this Agreement. Compliance with these conditions, or with the fingerprinting requirements, is a condition of this Agreement, and the District reserves the right to suspend or terminate the Agreement at any time for noncompliance.

Barbara Thorpe
Authorized Signature of Contractor

____
Date

BARBARA THORPE
Printed Name/Title

Exhibit 1

1. Letter of Transmittal –Statement of Qualifications

May 7, 2009

James C. Dobson
Sacramento City Unified School District
Planning Department
5735 47th Avenue
Sacramento, CA 95824

Re: Statement of Qualifications and Request for Proposal
Americans with Disabilities Act & Title 24 Compliance

Firm & Contact: Disability Access Consultants, Inc.
Barbara Thorpe, President

California Office
311 Otterson Drive, #10
Chico, CA 95928
bthorpe@DACcorp.com
Phone: 530-533-3000
Fax: 530-533-3001

Nevada Office
720 W. Cheyenne Ave, Suite 220
North Las Vegas, NV 89030
Phone: 702-649-7411
Fax: 702-649-7417

We appreciate the opportunity to share our statement of qualifications regarding our ADA and Title 24 compliance services. We have assisted many school districts and public entities to complete and update their current transition plans and self-evaluations. Disability Access Consultants, Inc (DAC) has extensive experience in providing a full continuum of Americans with Disabilities Act (ADA), Title 24 and accessibility services for public entities, such as the Sacramento City Unified School District. We have completed similar projects for over 80 school districts in California.

For the past eleven years, our firm has provided services to assist public entities to comply and implement accessibility requirements in accordance with the ADA, Title 24, Section 504 and related Federal, State and local disability-related nondiscrimination laws and regulation. Disability Access Consultants, Inc. (DAC) has conducted over 4,800 school site inspections. DAC has conducted programmatic reviews, policy reviews, self-evaluations, developed transition/barrier removal plans, plan reviews, staff training and provided expert witness services for school districts. DAC is experienced at working with school districts with a minimum of disruption. Our staff members are directly hired employees and have background clearances and are fingerprinted. We carry full insurance coverage and have a no claims history. DAC has not assisted with litigation against any school districts.

To provide for easy management of the transition/barrier removal plan and documentation of compliance efforts, DAC also has developed DACTrak accessibility software. DACTrak was developed by DAC to assist with the inspection, management and updating of accessibility plans, project costs, document progress and print customized reports. Reports, charts and graphs can be printed in a variety of formats.

This statement of qualifications and proposal is valid for a period of not less than 120 days.

Submitted and authorized by:

Barbara Thorpe

Barbara Thorpe, President

2. Company Information

a. Disability Access Consultants, Inc. (DAC) was founded in 1998 to assist school districts and public entities to comply with the Americans with Disabilities Act (ADA) and Title 24 of the California Building Code. DAC has been in business continuously for 11 years.

b. Disability Access Consultants, Inc. is a Corporation founded in California in 1998.

c. DAC has offices in Chico, California and North Las Vegas, Nevada.

d. The primary business of DAC is to assist public entities and businesses to comply with the ADA and state and federal accessibility codes and regulations.

e. DAC currently has 11 direct hire employees.

f. DAC offices are open from 8:00 am to 5:00 pm, Monday to Friday. DAC staff, however, work flexible hours to complete their project tasks with a minimum of disruption and attempt to accommodate school schedules seven days a week, if requested by the District.

g. DAC is an equal opportunity employer and has a diverse work force. Our head inspector and accessibility trainer is a disabled Vietnam veteran.

h. DAC has no adverse conditions, litigation, pending litigation, financial problems or a planned decrease in work force or closure of offices.

i. DAC has not opposed or assisted with litigation against a public entity.

3. Company Experience, Qualifications and References

Disability Access Consultants, Inc. has the qualifications and experience to complete the project objectives.

a. DAC has demonstrated competency and extensive experience in regards to the Sacramento City Unified School District project objectives and services described in the request for proposal. During the past eleven years, DAC has conducted over 6,700 public entity building inspections and has completed programmatic reviews, policy reviews, provided consultation, plan reviews, accessibility software, expert witness services and staff development activities.

b. DAC has recently completed and is currently completing similar services for California School Districts, public entities and businesses. DAC is currently working with school districts in Sacramento County, El Dorado County, Placer County, Calaveras County, Nevada County, Napa County, Yolo County, Solano County, San Diego County, Imperial County and Los Angeles County.

c. DAC has conducted similar District projects during the past eleven (11) years throughout the state of California.

d. DAC has completed similar projects in 82 school districts.

e. DAC has completed inspections of over 4,800 school sites.

f. DAC has extensive experience with ADA Title II and CBC Title 24 projects for school districts and has been awarded several master contracts to develop transition/barrier removal plans, self-evaluations, consultation, implementation assistance, and expert witness services for school districts. Master contracts with JPA's and districts include the Schools Insurance Authority (SIA) that includes school districts in Sacramento and El Dorado County, North Bay Schools Insurance Authority (NBSIA) that includes Solano, Yolo and Napa Counties, Schools Insurance Group (SIG) that includes Placer, Nevada,

and Sacramento Counties and a portion of El Dorado County, Tuolumne County JPA that includes Tuolumne, Amador, Alpine and Calaveras Counties, and San Diego County Office of Education JPA that includes districts in San Diego and El Centro County.

g. DAC has extensive experience with Title II projects, such as City and County Governments. DAC has recently completed projects for the City of Glendale and the City of Huntington Beach. Thirty-nine (39) California County Fairs have also been inspected and transition plans developed for the California Construction Authority with offices in Sacramento.

h. DAC has a competitive advantage due to our experience, trained staff, staff that are familiar with school district projects, accessibility software and our focus on ADA, Title 24, Section 504 of the Rehabilitation Act. DAC does not provide any other services except ADA, Title 24 and Section 504 compliance and therefore is focused on compliance with accessibility standards.

i. References for recently completed similar projects:

Numerous references are available. Insurance groups and JPA's are also listed as they include member Districts. DAC has been awarded several Master Contracts to assist member school Districts with ADA transition plans, self-Evaluations, Implementation, consultation, software and plan reviews.

Martin Brady
Executive Director
Schools Insurance Authority
PO Box 276710
Sacramento, CA 95827
916-364-1281
mbrady@sia-jpa.org

Represents 34 School Districts
ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Jan DeGracia
Executive Director
North Bay Schools Insurance Authority
380 A Chadbourne Road
Fairfield, CA 94534
707-428-1830
jand@nbsia.org

Represents 12 School Districts
ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

John Falappino
Executive Director
Schools Insurance Group
550 High Street
Suite 201
Auburn, CA 95603
530-823-9582 ext. 204
sigfalappino@earthlink.net

Represents 33 School Districts
ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Diana Rappaport
Executive Director
Tuolumne Joint Powers Authority
175 South Fairview Lane
Sonora, CA 95370
209-536-2035
drappaport@tuolcoe.k12.ca.us

Represents Districts In 4 Counties
ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Stephen Luhrs
Assistant Superintendent, Business Services
El Dorado Union High School District
4675 Missouri Flat Road
Placerville, CA 95667
530-622-5081 ext. 208
sluhrs@eduhsd.k12.ca.us

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Dr. Dianna Mangerich
Superintendent
Elverta Joint School District
8920 Elwyn Avenue
Elverta, CA 95626
916-991-4726
dmangerich@elverta.k12.ca.us

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Robert Ball
Assistant Superintendent
(worked with Ken Kinne who is deceased)
627 L Street
Rio Linda, Ca 95673
916-566-1700
Rob.ball@rlusd.org

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Janet Dixon
Director of Planning and Development
Riverside Unified School District
3070 Washington Street
Riverside, CA 92504
951-788-7496 ext. 84003
jdixon@rusd.k12.ca.us

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Marianne Clemmens
Director, Office of Risk Management
5735 47th Avenue, SCUSD Box 840
Sacramento, CA 95824
916-643-9421
mac@sac-city.k12.ca.us

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews,
Training, Expert Witness

Tom Adams
Coordinator of Support Operations
Sacramento County Office of Education
PO Box 269003
Sacramento, CA 95826
916-228-2268
tadams@scoe.net

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews, Training, Expert Witness

Billy Martin
Director of Maintenance and Operations
Hayward Unified School District
24411 Amador Street
Hayward, CA 94544
510-784-2600 ext. 7200
bimartin@husd.k12.ca.us

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews, Training, Expert Witness

Debbie Bettencourt
Deputy Superintendent/CFO
Folsom Cordova Unified School District
125 E. Bidwell Street
Folsom, CA 95630-3252
916-355-1100 ext. 114

ADA/Title 24 Transition Plans
Self-evaluations, Plan reviews, Training, Expert Witness

4. **Proposed Staffing**

a. Key DAC staff that would be assigned to the project include:
   - Mike Boga, Manager, Inspections and Training
   - Jeff Eubank, Inspector
   - Robert Marianno, Inspector
   - Candice Pursch, Inspector
   - David Noel, Inspector
   - Srikant Talasila, IT Administrator
   - Barbara Thorpe, Program Specialist
   - Jennie Grover, Operations and Scheduling

b. Proposed staff are direct employees of DAC from our Chico, California office and our Las Vegas office. All staff receive a minimum of 4 months in-house training by Mike Boga, Inspection and Training Manger, using our DAC inspector training program. Selected staff have also attended the DSA Training Academy and have ICC Certification for accessibility and plan reviews. Although not directly related, some DAC staff are certified playground safety inspectors. Job functions of staff to be assigned to the project include inspectors, program specialists, information technology and support functions, such as scheduling.

c. DAC program specialists and inspectors have experience with accessibility surveys, evaluations and policy and program reviews. Barbara Thorpe has over 23 years experience in accessibility (Section 504, ABA and accessibility laws and regulations prior to the ADA.) Barbara has also served as School District Administrator, Director of Planning, Director of Special Education and Student Services, Staffing Specialist, Teacher and Occupational Therapist prior to starting Disability Access Consultants, Inc. in 1998. Mike Boga has 13 years experience in accessibility surveys, is ICC certified and has completed DSA courses. Inspectors receive our 4-6 month DAC training.

d. Key project staff have ICC Certification for accessibility and plans review, DSA Academy Courses and our DAC Accessibility Training Program.

e. Key staff have experience with policy and program issues and conducting ADA Self-evaluations. Barbara Thorpe has served as an ADA and 504 Coordinator for a public school district for 20 years, in addition to her responsibilities as a school district administrator and Director of Special Education. She is also a licensed occupational therapist and has experience with policy and program reviews, as required by the ADA and Section 504 of the Rehabilitation Act.

f. All staff are hired directly by DAC. No subcontractors or contracted staff will be utilized.

g. Insurance coverage extends to all staff as they are direct DAC employees. One of the reasons that DAC does not use subcontractors is due to the insurance coverage that needs to extend seamlessly to the school District and not have breaks in coverage.

h. Our staff members have background clearances (FBI and DOJ) and are fingerprinted.

5. Work Plan and Technical Approach

a. Phase 1: Following a meeting with the District and Michael Boga, lead inspector, DAC staff will be assigned according to the individual scope of work at each school following District review and approval.

Milestones for **required** activities for Phase 1 would include, but are not limited to:

- scheduling with site inspections
- completion of inspections
- completion of reports and transition/barrier removal plan
- DACTrak accessibility software development
- project delivery (reports and software)

Milestones for **optional** Phase 1 activities include, but are not limited to:

- Training of District staff (as selected) regarding the use of the DACTrak pc tablet for accessibility data collection at school sites (cost saving measure and sustainability of the project, transition plan updates, etc.)
- Use of the DAC pc tablet or District purchased pc tablet (DACTrak software can be utilized using pc tablets other than those owned or leased by DAC).

b. Phase 2 (If contracted by the District): Under the coordination of Barbara Thorpe and Michael Boga, activities would be completed as requested. For example, if training or plan reviews are requested, Mike Boga or Candice Pursch would be assigned. If a program or policy review and Self-evaluation is requested, Barbara Thorpe and support staff would be assigned to the project. Inspections would be conducted by the inspection staff listed in proposed staff under item # 4. Srikant Talasila, IT Director, would provide software training and technical support.

Milestones for Phase 2 may vary depending upon the services requested:

- Review of District Policies, Procedures and Practices
- Public Notice and Posting
- Summary of input by public and staff
- Development of draft document entitled "ADA Self-Evaluation"

- Development of final ADA Self-Evaluation following District approval
- Consultation (as requested)
- Plan reviews for accessibility regulations (ADAAG, Title 24, CBC)
- Staff development

c. Information requested from the District would include a list of prioritized school and district sites, addresses, contact person and site plans (if available), initial construction dates and information regarding areas that were modernized or remodeled. DAC does not request any District office space.

6. Project Deliverables

a. Phase 1 deliverables that will be included, but are not limited to the following:

Transition/Barrier Removal plans will include the noncompliant finding, recommended methods for barrier removal, references to ADAAG and Title 24, estimated costs for ADA items and elements and areas to be prioritized by the District. The DACTrak web-based software will contain findings, recommendations and other applicable information.

b. Pdf's will be provided of the color photo reports (one type of report that can be generated), if requested by the District.

Logins and passwords for updating the District's Transition/Barrier Removal plan on DACTrak will be provided to authorized District personnel after determining the authorized password level.

Phase 2 deliverables will vary depending upon the services requested. Deliverables may include the Sacramento City Unified School District ADA Self-Evaluation which summarizes the review of District policies, procedures and practices, information gathered during the required public input process, the identity of the District ADA Coordinator and other deliverables such as plan reviews and staff development agendas and materials.

7. Project Database/Software

a. DACTrak web-based software developed by DAC will be licensed to the Sacramento City Unified School District at no cost in order to manage and update plans. Training regarding the use of the DACTrak web-based management software for sites inspected by DAC staff will be provided at no cost to the District.

b. DACTrak accessibility can be accessed by any computer that has an internet connection.

c. DACTrak is a .net SQL software program specifically designed, developed and owned by DAC for management of the District's transition/barrier removal plan by estimating costs, planning work, documenting progress, and updating the District plan. Since DACTrak has been developed and owned by DAC, our in-house IT staff can customize information and reports and assist our customers without going to a third party vendor.

d. DACTrak is a web-based software program that can be accessed by any computer that has an internet connection. Exports are sent from the school site wirelessly and reports are available within minutes on the secure DACTrak.com website.

e. DACTrak will be licensed for use by the District at no cost for sites that were inspected by DAC staff. DACTrak can be licensed to the District to complete accessibility inspections by District staff, or a portion of the sites, to provide an additional cost savings. If the District opted to inspect their own facilities, some of the facilities or to inspect sites after

the completion of the inspections by DAC, the District can license the DACTrak software to inspect sites at a fee of $500 per site. The fee would include the inspection software and the web-based management software for use by the District. District staff would need to participate in training activities regarding the use of the DACTrak pc tablet.

8. **Electronic Data Collection Tool or Device**

a. DACTrak uses wireless, paperless environmentally friendly "green" technology that avoids the use of paper and pencil checklists for intake and management. DACTrak is actual software (not a database or excel program) that is being utilized by school districts for data collection, reporting and management.

b. The District can license the DAC pc tablet or use one of their own pc tablets loaded with our DAC intake software to inspect additional sites or update their inspected sites.

c. DACTrak provides a mechanism to use the pc tablet to inspect District sites and export the information wirelessly from the site or after the inspector returns to the office. DACTrak also provides the District with a powerful, easy to use and secure web-based management tool, DACTrak.com to assist with the implementation of the transition plan, updates to the plan, custom reports, estimated cost, documentation of compliance efforts and other management functions. Depending upon the District software or maintenance management program in use by the District, DACTrak may also interface with current maintenance management or other applicable management software used by the District.

9. **Staff Development Activities**

a. DAC can provide staff development activities as requested and has provided training for many districts, JPA's, and insurance carriers that represent Districts.

b. Staff development activities may include, but are not limited to:

- Training of facility, maintenance and operations staff regarding ADAAG and Title 24 requirements
- Training for administrative staff and supervisors regarding accessibility of program issues, policies and procedures, requirements of the ADA, postings and terminology.

10. **Follow-up and Additional Services**

Additional DAC services may include, but are not limited to:

a. Providing on-going consultation, assistance to update the transition/barrier removal plan, staff development, plan review, and software consultation. DAC is available to assist the District or District counsel regarding any potential, pending or current litigation.

b. Activities described above in item "a", which are included in Phase 2. Costs are discussed in the cost section of this proposal. A value added item is the one year of follow-up consultation provided to the district that is included in the cost for Phase 1 and the use of the DACTrak software at no cost for sites DAC inspects.

c. Accessibility plan reviews by our direct DAC staff with certification in accessibility, usability and plans review.

11. Insurance Information

a. DAC has the following insurance coverages, with specimens attached.
   1) General Liability: $2,000,000
   2) Automotive Liability: $1,000,000
   3) Worker's Compensation and Employer's Liability: $1,000,000
   4) Professional Liability: $1,000,000

b. Dates of coverage expiration.
   1) General Liability: February 13, 2010
   2) Automotive Liability: February 13, 2010
   3) Worker's Compensation and Employer's Liability: February 13, 2010
   4) Professional Liability: March 13, 2010

c. DAC has a "no claims" record for all policies.

12. Project Schedule

a. Please note the timelines described in item "b". Milestones would include, but are not limited to an orientation meeting with the District, scheduling of inspections, completion of inspections, regularly scheduled progress or meeting with the District, review of reports by the District, training regarding DACTrak.

b. Based upon the timelines provided in the request for proposal and the start date, inspection of sites included in Exhibit A would be completed prior to the District's anticipated schedule (Option 1) for completion of January 1, 2010 that is mentioned in the answers to question by proposers that is listed on the website. Option 2, if selected by the District, would also be completed by January 1, 2010.

c. Turn-around time from the date of each school site inspection to the completion of the report for each school site is usually available the same day of the inspection, unless the field inspector wants to provide additional notes and information.

13. Project Costs

a. The total project cost for Phase 1 is $397,500. If the District decides to license the pc , tablet and complete some of the site inspections using District staff, the cost is $500.00 per site, plus training costs. The cost includes the use of DACTrak intake and management software.

b. The project cost in item "a" is a total project cost and is not an estimate of costs.

c. Costs for Phase 2 include:
   - Development of a District-wide Self-evaluation is $15,700.
   - Staff development sessions are $1,800 per session and includes materials
   - Consultation (phone and off-site) is $65.00 per hour
   - Consultation (on-site) is $95.00 per hour, plus travel expenses

Appendix - Supplementary Materials

The District will have the opportunity to print and easily customize the type, content and style of the reports. Many types of reports and formats can be generated from the DACTrak software to assist with documentation of barriers as they are removed, progress reports, costs, projected schedule for barrier removal and other areas.

A few report sample pages are included in the Appendix, as well as selected intake sheets that may be utilized by the District if District staff complete any inspections or update reports.

From: "Barbara Thorpe" <BThorpe@DAC-corp.com>
To: <JimD@sac-city.k12.ca.us>
Date: 5/26/2009 7:07 PM
Subject: DAC proposal for services
CC: "Jennie Grover" <JGrover@DAC-corp.com>

This email is to confirm that Disability Access Consultants, Inc. (DAC) will complete the services described in the proposal for ADA services for $380,000 if the timeline for completion is extended two months.

Authorized this date by Barbara Thorpe, President